As filed with the Securities and Exchange Commission on February 1, 2016

Registration No. 333-197596

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
To
Form S-3
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

SYMETRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	20-0978027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000
 (Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

David S. Goldstein, Esq.
Senior Vice President, General Counsel and Secretary
Symetra Financial Corporation
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary I. Horowitz, Esq.
Sebastian Tiller, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-197596) (the “Registration Statement”) of Symetra Financial Corporation, a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission on July 24, 2014.

On February 1, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 11, 2015, among the Company, Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan (“Sumitomo”), and SLIC Financial Corporation, a Delaware corporation and wholly-owned subsidiary of Sumitomo (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger as a wholly-owned subsidiary of Sumitomo.

As a result of the Merger, any offering of securities registered pursuant to the Registration Statement has been terminated. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Registration Statement as of the date hereof.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on February 1, 2016.

SYMETRA FINANCIAL CORPORATION

By:	/s/ David S. Goldstein
Name: David S. Goldstein
Title: Senior Vice President, General Counsel and Secretary